Exhibit 11.1

GRAVITY Co., Ltd.
Code of Business Conduct and Ethics

Established on January 17, 2005

Introduction/General Statement

Gravity Co., Ltd (the “Company”) adopts this code of business conduct and business (the “Code”) to deter wrongdoing and to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities Exchange Commission and in other public communication made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and (v) accountability for adherence to the Code.

Compliance With The Code

Understanding the Code

The Company takes this Code of Conduct very seriously. All employees (“employee” shall refer to any director, officer or any other employee of the Company throughout the Code unless otherwise specified or clearly inapplicable) must follow the ethical standards set forth in this Code and are obligated to report, in a timely fashion, any possible violations of our ethical standards that they may witness. Doing so is not an act of disloyalty, but an action that shows your sense of responsibility and fairness to your fellow employees, our customers, suppliers and shareholders. Reporting in good faith possible ethical violations by others will not subject you to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation is against the law.

It is the responsibility of employees to read carefully and understand this Code, but we do not expect this Code to answer every possible question an employee may have in the course of conducting business. Furthermore, if employees are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct, employees are responsible for asking their supervisors, managers or other appropriate personnel any questions that they may feel are necessary to understand the Company’s expectations of them. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the Company or the employees involved if the details were fully disclosed to the public. If it might, employees should seek clarification from their supervisors, managers or other appropriate personnel.

Violations of the Code

Employees who fail to comply with these policies, including supervisors who fail to detect or report wrongdoing, may be subject to disciplinary action up to and including termination of employment. The following are examples of conduct that may result in discipline:

•	actions that violate a Company policy
•	requesting others to violate a Company policy

•	failure to promptly raise a known or suspected violation of a Company policy
•	failure to cooperate in Company investigations of possible violations of a Company policy
•	retaliation against another employee for reporting an integrity concern
•	failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law

It is important to understand that violation of certain of these policies may subject the Company and the individual employee involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the identification of a violation.

Reporting Violations; Confidentiality

When you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your Supervisor or to a representative of the Corporate Audit Department. You also submit a report to a suggestion box (on a no-name basis). Similarly, if you are a supervisor and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you should report the matter to Corporate Audit Department.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. Employees should let the hotline operator know that they would like to remain anonymous. As mentioned above, no employee will be subject to retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation.

Certificate of Compliance

On an annual basis, the Company will ask its principal executive officer and senior financial officers and select employees to certify that they are “aware of and are in compliance with the Company’s policies on ethical behavior.” The certificate also requires that these senior financial officers and other employees list any violations or questionable activities they have witnessed or heard about, or certify that they are not aware of any such activities.

In addition, all prospective employees will agree as a condition of employment that “if they are employed by the Company” they will comply with the Company’s policies with respect to business conduct and ethics. Lastly, new employees will be provided with information on the Company’s ethical principles and values, as well as the recommended process for addressing ethical dilemmas.

Once again, the Company wants you and every other employee to report possible violations of our ethical principles whenever you see them or learn about them. In fact, it is a requirement of your employment. And if you don’t know whether something is a problem, ask.

Waivers/Modifications

In certain limited situations, the Company may waive application of the Code to employees, officers or directors. With respect to executive officers and directors, any such waiver requires the express approval of the Audit Committee. Furthermore, the Company will promptly disclose to its shareholders any such waivers granted to any of its executive officers or directors. However, any loss incurred to the Company due to any of director’s breach of the articles of incorporation and the relevant laws and regulations and/or negligible non-performing of its duties may only be waived by the unanimous consents by the shareholders of the Company.

Business Conduct and Practices

Accuracy and Retention of Business Records

Employees involved in the preparation of the Company’s financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly and completely reflect the business transactions and financial condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. In particular, Company policy prohibits any employee from knowingly making or causing others to make a misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity (such as the Nasdaq Stock Market and the Securities and Exchange Commission).

Company policy also prohibits any employee from directly or indirectly falsifying or causing others to falsify any company or client documentation. In addition, an employee must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company’s financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government criminal or regulatory investigation is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental authority. Questions with regard to destruction or retention of documents in this context should be directed to the Corporate Audit Department.

All Company books, invoices, records, accounts, funds and assets must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying transactions and disposition of Company business. No entries may be made that intentionally conceal or disguise the true nature of any Company transaction.

In addition, if an employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or to a Corporate Audit Department.

Company Property

All directors, officers and other employees should protect the Company’s assets and ensure their efficient use. The Company’s assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for the legitimate business purposes of the Company.

Employees are not permitted to take or make use of, steal, or knowingly misappropriate the assets of the Company, including any confidential information of the Company, for the employee’s own use, the use of another or for an improper or illegal purpose. Employees are not permitted to remove or dispose of anything of value belonging to the Company without the Company’s consent. No employee may destroy Company assets without permission. Participation in unlawful activities or possession of illegal items or substances by an employee, whether on Company property or business or not, jeopardizes the employee’s employment with the Company.

Frauds and Thefts

Company policy prohibits fraudulent activity and establishes procedures to be followed to ensure that incidents of fraud and theft relating to the Company are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by an employee that injure suppliers and customers/clients, as well as those that injure the Company and its employees.

Employees and agents who suspect that any fraudulent activity may have occurred must immediately report such concern to the Corporate Audit Department. The Legal Department should be contacted before any action is taken with respect to the individual accused of perpetrating the alleged business impropriety. Such allegations, if proven to be factual, will lead to the dismissal of the employee, the involvement of local law enforcement and actions to recover Company funds or property. No employee or agent may sign a criminal complaint on behalf of the Company without prior written approval of the Legal Department.

Payments and Gifts to Third Parties

Any payment made by the Company to a third party must be made only for identifiable services that were performed by the third party for the Company. In addition, the payment must be reasonable in relation to the services performed.

Employees are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may appear to influence) a third party or to place such party under an obligation to the donor. There are also other public, as well as private, institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. Employees should become familiar with any such restrictions affecting those with whom they deal.

Privacy

It is Company policy to protect individual consumer, medical, financial and other sensitive personal information that the Company collects from or maintain about personnel or individual consumers or customers by complying with all applicable privacy and data protection laws, regulations and treaties.

Employees must take care to protect individually identifiable personnel, consumer or customer information and other sensitive personal information from inappropriate or unauthorized use or disclosure. Furthermore, employees must provide individual customers with, as required by law and by the Company’s privacy policies:

•	notice of relevant privacy policies
•	descriptions of the types of information being collected and the uses to be made of the information
•	choices regarding certain uses of the information by your business
•	access to the information for verification and correction
•	security for the information

Employees may not acquire, use, or disclose individual personnel, consumer or customer information in ways that are inconsistent with the Company’s privacy policies or with applicable laws or regulations. Finally, employees should consult with the Corporate Audit Department before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual personnel, consumer or customer information, medical or financial records, or other sensitive personal information.

Confidential Information

The Company has a highly valuable asset in the non-public, confidential and proprietary information that relates to the present or planned business of the Company, including its suppliers, vendors, competitors, customers and/or clients (“Confidential Information”). “Trade secrets” and “know-how” are types of Confidential Information, but the general category is broader. Confidential Information includes, but is not limited to:

•	Computer software, systems, databases, documentation and all data therein;
•	Financial data (including investments, profits, pricing, costs, and accounting);
•	Inventions, new product design, research and development;
•	Game development processes, techniques and formulae;
•	Marketing, advertising and sales programs and strategies;
•	Merger, acquisition or divestiture activity;
•	Personnel information (including compensation, recruiting and training);
•	Regulatory approval strategies;
•	Strategic business plans.

Company employees are expected to protect the confidentiality of all Confidential Information, whether obtained from or relating to the Company and/or its suppliers, vendors, customers, clients or other third parties having a confidentiality agreement with the Company. Employees should not disclose (even to family) or use any Confidential Information for any purpose other than on a “need to know” basis within the Company. Similarly, employees should not attempt to obtain or learn Confidential Information that they do not need to know to perform their own employment duties. This obligation lasts during the entire term of one’s employment with the Company and at all times thereafter.

Employees should not discuss confidential matters in the presence or within hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Cellular telephones or other non-secure means of communication should be used with care.

If an employee believes it is appropriate for business reasons, or required by law or regulation, to disclose or use Confidential Information outside the company, the Legal Department must be contacted before the disclosure or use to discuss the proper protective measures. Employees should also contact the Legal Department if any uncertainty exists as to whether certain information is, in fact, Confidential Information. Any unauthorized use or disclosure of Confidential Information may subject an employee to civil or criminal liability, and may be prosecuted fully by the Company.

All companies regard their confidential information as extremely valuable. Employees should not attempt to obtain confidential information from any third parties – suppliers, vendors, customers, clients or competitors – without contacting the Legal Department in advance. If the Company executes a confidentiality agreement with a third party regarding confidential information to be disclosed to the Company, all employees must honor the terms of such agreement.

The Company respects the confidential information of its competitors. Under no circumstances should an employee conceal or misrepresent his/her true identity or purpose to obtain confidential information from others. No person may be hired to obtain his/her specific knowledge of a former employer’s confidential information, nor placed in a position that would inevitably require the disclosure of such information. Offering a job to an executive of a direct competitor requires the approval of the Legal Department and the Company’s Chief Executive Officer before any active negotiations are undertaken.

Computer Resources and Security

The Company’s computers, hardware, software, systems, networks and documentation, and all information contained therein or transmitted thereby (“Systems”) are all Company property, including laptops, PDAs, or Company systems accessed and used remotely. The Company expects all employees using its Systems to observe the highest standard of professionalism and Company security at all times. To this end, the following policies and principles apply:

•	Employees must ensure the integrity and confidentiality of their unique user identification codes and passwords. Any suspected breach must be reported to appropriate management immediately.

•	Employees must not access the Company’s Systems without authorization, including by use of someone else’s password, or exceed their authorized access on such Systems.

•	Employees must log out before leaving the presence of any Systems that do not support an automated log out process.

•	Employees must not alter, delete or destroy any information contained on any System without prior authorization.

•	Employees must not obstruct the authorized operation of the Company’s Systems, including through use of a virus, worm or other corruptant.

•	Employees must protect the integrity and security of all Systems.

•	Employees may not install their own software on Company Systems without prior permission from the Legal Department and must abide by all terms of any license agreement governing such software.

•	Employees must use all Systems (including any use of the Internet accessed via any Company Systems) only to further Company business and not for personal gain or non-business related communications.

•	The use of Company computers must conform to its legal and human resources policies. For example, e-mail messages should never be used for communications that (i) are insulting, disruptive, offensive, inappropriate; (ii) could be considered sexually explicit, or pornographic; (iii) could constitute sexual harassment or racial discrimination, or (iv) could be viewed as disparaging of any race or color, gender, sexual orientation, national origin, religion, political belief or disability.

•	The Company’s computers may not be used to solicit for any charity, political cause, or organization or for the distribution of literature relating to any such cause or organization.

•	Employees may not initiate or forward chain e-mail. Chain e-mail is a nonbusiness message sent to others asking each recipient to send copies with the same request to a specified number of others.

The sender of any e-mail or chat message on any Company System is wholly responsible for the content of the message and must ensure that the message would not be inappropriate, embarrassing or offensive to the recipient(s), any other person or the firm.

ALL EMPLOYEES ARE SUBJECT TO ANY OTHER COMPANY POLICIES AND PROCEDURES REGARDING THE USE OF COMPANY SYSTEMS. THE COMPANY RESERVES THE RIGHT TO MONITOR ITS SYSTEMS AND TO ACCESS, VIEW AND MONITOR THE COMPUTERS AND ELECTRONIC MAIL OF ITS INDIVIDUAL EMPLOYEES TO ENSURE COMPLIANCE WITH THE ABOVE POLICIES AND

OTHERWISE AS NECESSARY TO FURTHER THE VALID BUSINESS INTERESTS OF THE COMPANY. BY USING THE COMPANY’S SYSTEMS, ALL EMPLOYEES CONSENT TO SUCH ACCESS VIEWING AND MONITORING.

The Internet

All employees have access to the Internet through the Company’s computers. Employees using the Internet also should be aware that it is a “non-secured” communication vehicle. Any information sent via the Internet is susceptible of wrongful interception by third parties. Accordingly, Internet communications, including external e-mail messages to customers, suppliers and other Company business partners, should not include any Confidential Information and should be structured so that no Confidential Information can be deduced from the content of the message.

Employees should also be aware that, when they visit a website from a Company computer, Internet technology may permit the web site owner to identify both them and the Company. Employees should not visit web sites or construct searches using names or terms that, in conjunction with the Company’s name, would allow a third party to deduce Confidential Information. When using the Internet, the following specific points should be noted:

•	The Internet should be accessed from Company computers only for the Company’s business purposes. The Internet may be accessed occasionally for limited personal use if the use does not (a) interfere with any employee’s work performance; (b) harm the operation of the systems (e.g., by creating excessive amounts of traffic or overloading); or (c) violate any other provision of this policy or any other policy, guideline, or standard of the Company.

•	Personal use of any firm computer or of the network is a privilege that may be revoked at any time.

•	The Company has the right, but not the obligation, to monitor Internet access from all Company computers, including time spent at particular sites. Employees have no expectation of privacy when using the Internet through the Company’s network.

•	Internet documents of any type can be printed on network printers. However, downloading of software or other condensed files is prohibited because of concerns relating to security and virus protection.

•	Users should draft, send and forward e-mail with the same standards of care and quality as they use for a formal business letter. The quality of writing in an e-mail message originating from the Company directly reflects on the Company.

•	It is the duty of each user of the firm’s network and computers to adhere to this e-mail policy. Any use of the firm’s network and computers in violation of this e-mail policy may result in disciplinary action, up to and including termination.

Intellectual Property

The Company has a highly valuable asset in its patents, inventions, technology, know-how, copyrighted works, software, databases, website, written materials, trademarks, logos, product designs, domain names and Confidential Information. Employees must protect and preserve the Company’s intellectual property.

Additionally, pursuant to an agreement signed on an employee’s first day of employment, all employees agree to assign to the Company all patent rights in any patentable subject matter invented or discovered within the scope of their employment, on Company time and/or through the use of Company resources.

Ownership. The Company is the sole owner of the copyright in all works of authorship (including software, databases, website and written materials) created by employees within the scope of their employment, whether such works are created at the office, an employee’s home or elsewhere. Such works are considered “works made for hire” under the law. Pursuant to an agreement signed on an employee’s first day of employment, the Company has the right to claim copyright ownership in other works of authorship that are created on Company time and/or through the use of Company resources. The employee manual should be consulted on this issue.

The Company is the sole owner of all intellectual property rights in its Confidential Information (p. 6) and Systems (p. 7) and all trademarks, logos, product designs and domain names that the Company uses.

Notices and Legends. All Company products and materials should be published, distributed and/or sold only with the proper notices and legends required or recommended by law (e.g., ©, ®, TM or patent symbol). Use of these notices and legends helps to protect the Company’s intellectual property rights against infringement by others. Employees should consult the Legal Department with any questions about the use of proper notices and legends, and must obtain permission from the Domestic Marketing Department prior to using the Company’s name in marketing materials, press releases or interviews or other publicly-distributed materials.

Rights of Others. The Company respects the intellectual property of others, including its competitors. Employees are not to copy, modify or distribute (including via the Internet or electronically) any computer software, databases, website or written materials (including magazine or other articles) that are not owned by the Company without consulting the Legal Department in advance. This prohibition applies even to purely internal distributions of such materials. The Company has many agreements with third parties regarding the use of their intellectual property, and all employees are expected to abide by their terms. Employees must not remove copyright, trademark or patent notices from any materials that they use.

International Rights. Intellectual property laws differ in each country; employees should consult with local representatives of the Legal Department before engaging in any activity discussed in this policy outside the Republic of Korea.

Conflicts of Interest

General Guidance

A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company. Loans to, or guarantees of obligations of, such persons are of special concern.

Business decisions and actions must be based on the best interests of the Company. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect the Company’s independent and sound judgment. Directors, officers and other employees should not have, unless previously disclosed to the Legal Department outside interests which conflict or appear to conflict with the best interests of the Company. Directors, officers and other employees are expected to act solely for the benefit of the Company and not be influenced by a personal interest that may result from other individual or business concerns. Conflicts of interest are to be scrupulously avoided, and if unavoidable, must be disclosed to the Company (whether through disclosure to the Board, in the case of a director or the Chief Executive Officer, or to your supervisor, in any other case) at the earliest opportunity. If you have any uncertainty about whether your actions or relationships present a conflict of interest, contact the Board of Directors, your supervisor or the Legal Department for guidance.

Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with or competing with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific written approval has been granted in advance by the officer who leads such employee’s team.

Directors, officers and other employees may not seek or accept loans or guarantees of obligations from the Company for themselves or their family members. Furthermore, employees may not seek or accept loans or guarantees of obligations (except from banks), for themselves or their family members, from any individual, organization or business entity doing (or seeking to do) business with the Company. Employees must report to their supervisor promptly all offers of the above type, even when refused.

Ownership in Other Businesses

Employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, the Company unless specific written approval has been granted in advance by the Legal Department. As a guide, “a significant financial interest” is defined as ownership by an employee and/or family members of more than 1% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the employee and/or family members.

Directors, officers and other employees are prohibited from directly or indirectly buying, or otherwise acquiring rights to any property or materials, when such persons know that the Company may be interested in pursuing such opportunity and the information is not public.

Corporate Opportunities

It is Company policy that directors, officers and other employees may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information, or position for personal gain. Furthermore, directors, officers and other employees should not compete with the Company unless such competition is disclosed to the Legal Department and approved or determined to be material. Employees, officers and directors have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Outside Employment, Affiliations or Activities

An employee’s primary employment obligation is to the Company. Any outside activity, such as a second job or self-employment, must be kept completely separate from their activities with the Company. Employees may not use company customers, suppliers, time, name, influence, assets, facilities, materials or services of other employees for outside activities unless specifically authorized by the Company, including in connection with charitable or other volunteer work.

The following activities require prior written approval from the Legal Department:

•	Service as a director, trustee or officer of any business, or any charitable, civic, religious, political or educational organization (other than a residential co-operative or condominium board).

•	Service as an executor, trustee, guardian or conservator of the estate of any individual, even if family-related. However, being named in a document which has yet to take effect does not require prior approval.

•	Having an interest in any enterprise, even if family-related, other than investments made in the employee’s personal brokerage accounts as discussed below.

•	Voting on, or participating in, any business matter involving another company in which the employee has a personal interest, including as a shareholder. However, an employee may exercise his or her rights as a shareholder of a publicly traded company without prior approval.

Further, employees may not do any of the following without first disclosing that fact in writing to their immediate supervisor and to the Legal Department:

•	Accept business opportunities, commissions, compensation or other inducements, directly or indirectly, from persons or firms that are customers, vendors or business partners of the Company.

•	Acquire Company property or services on terms other than those available to the general public or those specifically identified by the Company.

•	Engage in any conduct with customers, vendors, or any other person or entity with whom the Company does business or seeks to do business when the conduct might appear to compromise the employee’s judgment or loyalty to the Company.

Additionally, if an employee’s family member works for a business that is itself in direct competition with the Company, this circumstance must be disclosed to the Legal Department.

Except with express written consent, employees who take a paid or unpaid leave of absence cannot use the leave for the purpose of obtaining other employment.

Gifts, Gratuities and Entertainment

Employees and their family members must not accept, directly or indirectly, gifts, gratuities or entertainment from persons, firms, or corporations with whom the Company does or might do business that are greater than nominal in value. Any question you may have regarding whether a gift or benefit sought to be bestowed upon you is nominal should be brought to the Legal Department. It is the Company’s policy not to offer gifts, gratuities or entertainment to persons, firms or corporations with whom the Company does or might do business, except for modest items and reasonable entertainment. Gifts, gratuities or entertainment that affect or give the appearance that the employee’s business judgment could be affected must be avoided and refused. Gifts, gratuities and entertainment that are acceptable are only those that reflect common courtesies and responsible business practice. All gifts, gratuities and entertainment must be properly reported on expense statements.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country, and the gift is something from that country offered as part of a public occasion. In these cases, the employee to whom the gift was offered may accept the gift on behalf of the Company, report it to a supervisor and turn it over to the Company.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customers. To remain an appropriate donation, the contribution should not be connected to any specific customer purchases or purchasing commitments.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager in your sales organization. Employees are not permitted to make a donation at a customer’s request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved and paid by the Company.

Fair Dealing

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Relationships with Suppliers or Service Providers

The Company encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers or service providers, must not exploit their position for personal gain. Under no circumstances may any employee receive cash or cash equivalents from any supplier, whether directly or indirectly.

Samples

It is accepted business practice for vendors to distribute samples to potential purchasers. Company policy is that, to the extent necessary to make a reasoned appraisal of new products, samples of such products may be accepted in small quantities only by employees responsible for procuring or merchandising such products.

Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained. Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with consultants or agents should be in writing.

No employee may indirectly or through an agent, do anything prohibited under the Company’s Code. Agents are required to observe the same standards of conduct as Company employees when conducting business for the Company. These individuals should be given a copy of this manual — “Code of Business Conduct and Ethics.” This requirement should be reflected in the agent’s written agreement with the Company.

Compliance With Laws and Insider Trading

The Company operates strictly within the bounds of the laws, rules and regulations that affect the conduct of our business. Directors, officers and other employees are expected to know and to follow the law. Supervisors, managers or other appropriate personnel must ensure that employees understand the values and are informed of the requirements relating to their jobs. They must also be available to answer employee questions or concerns and to guide them to other Company subject-matter experts when necessary. The Company’s suppliers and agents, including representatives and consultants, must be informed as well. There are serious consequences for failing to follow any applicable laws, rules and regulations, whether in connection with employment or not, up to and including termination of employment.

The Company’s policy against insider trading is designed to promote compliance with securities laws and to protect the Company as well as company representatives from the very serious liability and penalties that can result from violations of these laws. The Company is committed to maintaining its reputation for integrity and ethical conduct and this policy is an important part of that effort.

Insider trading is both illegal and unethical. Federal and state securities laws of the United States and Company policy prohibit the buying or selling of securities on the basis of material, non-public information. Directors, officers and any other employees, at any level, who are aware of non-public material information related to the Company or any other businesses, may not, directly or indirectly, use such material non-public information in purchasing or selling any securities of the Company or these businesses. Directors, officers and any other employees prohibited from purchasing or selling the securities of the Company or other businesses because they possess material, non-public information, may not have any other person purchase or sell securities on their behalf. Any purchases or sales made by another person on their behalf will be attributable to them. Material non-public information may not be disclosed to any person outside the Company (including relatives, friends or business associates and regardless of the purpose for which such disclosure may be made) until authorized Company officials have adequately disclosed the information to the public. For any questions regarding these topics, please consult with the Legal Department.

Short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or “day trading,” is not appropriate under any circumstances, and accordingly is prohibited. In addition, employees should not take “short” positions in the Company’s securities.

Transactions in foreign securities markets are subject to the policies and procedures described in this Code. Certain jurisdictions may have stricter requirements than those discussed in this Code, and employees should always consult with their local Legal Department representatives with regard to such requirements.

“Material information” is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. Examples include acquisitions and divestitures, changes in key management, large contracts, material contract cancellations, new products or processes, earnings figures and trends, dividend changes and important information on litigation, contracts or joint ventures. In addition, It should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. For any questions regarding the materiality of certain information, please consult the Legal Department.

Executive officers of the Company are frequently in possession of non-public material information. To prevent trading in Company stock while in possession of such confidential information, all executive officers should consult with the Legal Department before engaging in any trading of Company Stock. An “executive officer” is an officer of the Company or one of its subsidiaries who is required to report his or her Company stock holdings and transactions to the Securities and Exchange Commission (“SEC”) on SEC Forms 3, 4 and 5.

Miscellaneous Provisions

Advertising, Sales and Packaging

You are responsible for truthfully conveying product and service attributes. You should not misstate facts or create misleading impressions in any advertising, packaging, literature or public statements. Omissions of important facts or overemphasis of certain material may be misleading; the total impression of the message must be considered. Additionally, you should not promote a product for a use other than that specified in the official product literature.

Competitive Information

In the highly competitive global economy, information about competitors, suppliers and customers is a valuable asset. Employees must never seek, obtain or use information in violation of antitrust laws, laws protecting proprietary data or confidential relationships between employees and employers or that is known to have been obtained through unethical means or means that constitute an invasion of privacy. Appropriate information should be obtained from customers or suppliers, not from the competitor itself. Customers or suppliers should never be used as a conduit to communicate information to competitors.

If information is obtained by mistake that may constitute a trade secret or confidential information of another business, or if employees have questions about the legality of any information gathering process, such employees should contact the Legal Department promptly.

Workplace Harassment

The Company respects the personal dignity of each individual, honors diversity and is intolerant of violence, discrimination, harassment, or retribution in the workplace.

It is Company policy to maintain a work environment that is free of harassment and intimidation. The Company does not tolerate inappropriate verbal, nonverbal or physical conduct by any employee because of another employee’s sex, race, color, religion, age, ethnic or national origin, sexual orientation or disability. The Company does not tolerate conduct which is of an intimate or sexual nature or which harasses, disrupts or interferes with another’s work performance or which creates an intimidating, offensive, abusive or hostile work environment. Such conduct, when severe or pervasive enough to create an objectively hostile or abusive work environment that a reasonable person would find hostile or abusive, is not only against Company policy but is also against the law. Each of us is responsible for maintaining a harassment-free environment. Employees may be held personally liable for engaging in or supporting acts of workplace harassment.

Employees who feel they are being harassed, should immediately ask the offending person to stop. If employees are uncomfortable with the direct approach, or if it fails to solve the problem, they must immediately report the situation to their supervisor, the Human Resources Department or other member of management. If additional guidance is required, or the matter is particularly sensitive (for example, a matter involving department or facility management), or representatives fail to address the problem, employees should immediately contact the Head of Human Resources Department, at (02) 516-5438(ext. 323).

Investigations of all reports of harassment will be conducted according to the appropriate human resource policies and procedures. Please contact your Human Resources department for more information.